~~XXIV.~~ A. ANNEX A

Polen Capital Management, LLC

Polen Capital Credit, LLC

Polen Capital UK LLP

Code of Ethics

~~While the Firm is~~While Polen Capital Management, LLC (“Polen Capital”), Polen Capital Credit, LLC (“Polen Credit”) and Polen Capital UK LLP (“Polen UK” and collectively, the “Firm”)1 are confident of its employees’ integrity and good faith, there are certain instances where associated persons possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions made by the Firm ~~for~~on behalf of its clients in securities in which they also personally invest. In these situations, personal interest may conflict with that of the Firm’s clients.

In ~~view~~recognition of the above, the Firm has adopted this Code of Ethics ~~to establish reporting requirements~~pursuant to Rule 204A-1 promulgated by the Securities and ~~enforcement~~ Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended. The Code of Ethics establishes standards and procedures ~~designated to prohibit~~for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of the Firm’s clients, and addresses other situations involving a potential ~~conflicts~~conflict of interest ~~and to comply~~between the Firm (and/or its Employees) and its clients. All Employees are required to act in conformity with ~~the provisions of SEC Rule 204A-1.~~ this Code of Ethics at all times.

Additionally, as Polen Capital and Polen Credit each serve as an investment ~~advisor~~adviser to certain U.S. registered investment companies or mutual funds, the Firm has designed this Code of Ethics to comply with SEC Rule 17j-1 under the Investment Company Act. In the event of a material change to the Reporting Obligation section of the Code of Ethics, the ~~CCO~~Chief Compliance Officer shall inform the applicable mutual fund’s CCO ~~of such change and ensure~~so that the ~~change is approved by the~~ board of such mutual ~~fund’s board~~ fund can approve such change no later than six months after ~~the change~~it is adopted.

Statement of General Principles

The Firm’s reputation for integrity and ethics is one of our most important assets. To safeguard this reputation, the Firm believes that it is essential not only for the Firm and all of its Employees to comply with relevant federal and state securities laws and regulations, but also to maintain the highest standards of personal and professional conduct at all times. This Code of Ethics is designed to ensure that our conduct is consistent with these values, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment advisers. The Code of Ethics is fully supported by the Firm’s senior management and is routinely reinforced through active business and compliance communications as well as periodic education and training measures.

1 Polen Credit is the wholly-owned subsidiary of Polen Capital. Polen UK is likewise a subsidiary of Polen Capital. Because of these affiliations together with the integration of various functions between the organizations (including, without limitation, the flow and accessibility of certain confidential information between Employees of each organization), the Firm has adopted this singular Code of Ethics to govern the actions of the Employees for each of the respective organizations.

In recognition of the trust and confidence placed in the Firm by its clients and to stress its belief that its operations are directed to the benefit of its clients, the Firm has developed and adopted the following general principles to guide its supervised persons:

The interests of the Firm’s clients are paramount, and all associated persons of the Firm must conduct themselves in such a manner that the interests of the clients take precedence over all others.

All personal securities transactions by supervised persons of the Firm must be placed in such a way as to avoid any actual or potential conflict between the interest of the Firm’s clients and the interest of any supervised person of the Firm.

All supervised persons of the Firm must avoid actions or activities that either allow personal benefit or profit from their position with regard to the Firm’s clients or otherwise create the appearance of any impropriety.

All supervised persons will remain compliant with federal securities laws and regulations.

Each supervised person shall maintain the confidentiality of any information gained by reason of his or her employment, and shall not use such information in a manner detrimental to the Firm or its clients.

Any potential or actual violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer (or his designee).

Although the Code of Ethics sets forth rules with respect to many situations, all supervised persons should recognize that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict, or an appearance of impropriety. Moreover, the investment industry is constantly undergoing significant changes, making the ways in which the Firm conducts business more complex. Because rapid changes in the industry constantly present new ethical and legal issues, the provisions set forth herein should not be considered the absolute last word under every circumstance.

Accordingly whether or not a specific provision of the Code of Ethics applies, all supervised persons must conduct their activities in accordance with the general principles set forth above, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, as literal compliance with these specific rules will not shield a supervised person from liability for personal trading or other conduct that nonetheless violates a fiduciary duty to the Firm’s clients.

In all cases, doubtful situations should be resolved in favor of the Firm’s clients.

Supervised persons should, accordingly, be alert for potential for conflicts of interest, and consult with the CCO (or his designee) whenever questions arise concerning the application of the Code of Ethics to a particular situation. Honesty at all times and in all things is an essential part of your responsibility to the Firm.

Definitions

This Code of Ethics requires ~~certain~~ supervised persons, called “access persons,” to report their personal securities transactions and holdings. An access person is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. ~~A supervised person who has access to nonpublic~~ Particularly given the extensive sharing of information ~~regarding the portfolio holdings of affiliated mutual funds would be considered an access person, but a supervised person would not be an access person solely because that person has nonpublic information regarding~~across multiple departments, the ~~portfolio holdings of a client that is not an investment company. Persons who are not~~Firm’s supervised persons ~~of the Firm would not be~~(as well as its access persons) include each of its officers and employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control.

~~The Firm’s supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. If the Firm’s primary business is providing investment advice, then all of its directors, officers and partners are access persons.~~

An access person would be considered to be a beneficial owner of, or have a beneficial interest in, any security in which ~~he~~such person has a direct or indirect monetary interest or is held by ~~his~~such person’s spouse, ~~his~~ minor children, a relative who shares ~~his~~such person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides ~~him~~such person with a direct or indirect pecuniary interest. It may be possible for an access person to exclude accounts held personally or by immediate family members sharing the same household from the requirements of the Code of Ethics if the access person does not have any direct or indirect influence or control over the accounts~~,~~ (as further described herein), or can otherwise rebut the presumption of beneficial ownership over such family members’ accounts. Access persons should consult with the CCO (or his designee) before excluding any accounts held by immediate family members sharing the same household from the obligations set forth herein. ~~accounts. Access persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.~~

A “reportable security” is considered to be any security, except that it shall not include (i) securities issued by the Government of the United States or an agency thereof~~;~~ (e.g., U.S. treasury bills and treasury bonds); (ii) money market instruments (~~bankers’~~e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments); (iii) shares of money market funds; (iv) transactions and holdings in other open-end mutual funds or pooled vehicles (unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund); and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds~~.~~ (collectively, “Exempt Securities”).

~~“Purchase~~The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being purchased or sold” by the client from the time when a purchase or ~~sale has been communicated to the Firm until the time when such transaction has been fully completed or terminated.~~

~~Temporary~~ “Employees

~~Temporary~~” include all officers, employees and individual members of Polen Capital; Polen Credit; and Polen Capital UK LLP. In addition, for purposes of this Code of Ethics, temporary employees including contractors, temps, and interns (collectively “contractors~~”),~~”) will ~~become subject to the Code of Ethics~~be deemed “Employees” on their 91st day of association with the ~~Company~~Firm, calculated on a rolling 12-month basis~~. If~~, unless otherwise approved by the CCO (or his designee). For the avoidance of doubt, if based on their duties or job functions they meet, a contractor meets the definition of ~~Access Person~~an access person, they will be required to comply with the personal trading and reporting requirements and will be given a copy of the ~~Company’s~~ Code of Ethics.

Finally, the Compliance team maintains certain lists of current and prospective portfolio companies in which personal trading may be restricted, as further described in this Code of Ethics. These include the “Restricted List” and “Special Situations List” (which reflect public and private companies, respectively, in which the Firm may be in receipt of material non-public information) and the Coverage List (which reflects the companies that fall within the current Polen Capital coverage universe and accordingly may be temporarily in a “Blackout Period” due to client trading activity).

~~Statement of General Principles~~

~~In recognition of the trust and confidence placed in the Firm by its clients and to stress its belief that its operations are directed to the benefit of its clients, the Firm has developed and adopted the following general principles to guide its supervised persons:~~

~~1.~~	~~The interests of the clients are paramount and all associated persons of the Firm must conduct themselves in such a manner that the interests of the clients take precedence over all others.~~

~~2.~~

~~All personal securities transactions by supervised persons of the Firm must be placed in such a way as to avoid any conflict between the interest of the Firm’s clients and the interest of any supervised person of the Firm.~~

~~3.~~	~~All supervised persons of the Firm must avoid actions or activities that allow personal benefit or profit from their position with regard to the Firm’s clients.~~

~~4.~~	~~All supervised persons will remain compliant with federal securities laws.~~

~~5.~~	~~Any potential violations of this Code of Ethics must be promptly reported to the Chief Compliance Officer.~~

Conflicts of Interest

It is the policy of the Firm that supervised persons should be free from any direct or indirect interest, activity or entity that could possibly conflict with the interests of the Firm or its clients. Underlying this policy are two principles:

~~1.~~ No supervised person should have, or acquire, any direct or indirect interest, activity or association, which influences or interferes with, or which might or could be thought to interfere with or influence the independent exercise of his or her judgment in the best interest of the Firm.

~~2.~~ No supervised person should personally profit, or seek to profit, directly or indirectly, from opportunities or business information that are available to, or obtained by, him or her as a result of his or her position with the Firm.

Direct or indirect interests include agency relationships, trusts, corporations, partnerships and interests held by family members.

~~Prohibited Purchases and Sales of Securities~~

General Prohibition on Fraudulent Conduct

No access person shall, in connection with the purchase or sale of a security, directly or indirectly:

~~1.~~a.	Employ any device, scheme or artifice to defraud any client of the Firm;

~~2.~~b.

~~Make~~Make to the Firm or any client of the Firm any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

~~3.~~c.	Engage in any act, practice or course of business which would operate as a fraud or deceit upon any client;

~~4.~~d.	Engage in any manipulative practice with respect to any client; or

~~5.~~e.	Trade ahead of or in conflict with investment recommendations made by the Firm on behalf of any client.

Personal Trading Practices

~~The Chief Compliance Officer must pre-approve in writing any investment by an access person in an initial public offering (“IPO”), private placement or a security which appears on the Company’s restricted list.~~

~~In addition, because the Company serves as an investment adviser to the Polen Funds, investments in the Funds must be reported to the CCO.~~

~~Generally, access persons should not engage in short-term trading (i.e., buy and sell the same security in less than 60 days).~~

The Code of Ethics contains detailed rules concerning personal securities transactions applicable to all Employees of the Firm. Certain laws and ethical standards impose duties on the Firm and its Employees to avoid conflicts of interest between employees’ personal securities transactions and transactions by the Firm on behalf of its clients. Although it is not the Firm’s intent to discourage trading by its Employees for long-term investment purposes, personal trading in reportable securities, in particular, can create (or simply give the appearance of creating) a conflict of interest in light of the Firm’s investment management responsibilities to its clients. Accordingly, the Code of Ethics contains certain preclearance procedures, as well as certain prohibitions, with respect to personal securities transactions by Employees while at the same time preserving reasonable employee flexibility to manage their personal assets.

Preclearance Procedures for Personal Securities Transactions

In order to avoid conflicts of interest as well as the appearance of any impropriety, all purchases and sales of reportable securities in which an Employee has or will have a beneficial interest require preclearance pursuant to the procedures set forth herein, subject to any exceptions noted herein.

In an effort to implement a robust preclearance procedure, the Firm utilizes an automated employee trade preclearance system via a web-based compliance portal accessible to all Employees that is provided by ACA Group (the “Compliance Vendor”). All Employees must pre-clear any non-exempt personal transactions in reportable securities through this web-based portal prior to their execution (unless otherwise approved by the Chief Compliance Officer or his designee). The Firm has programmed this automated preclearance system to incorporate the ongoing rules and other restrictions with respect to personal trading in reportable securities by Employees that are set forth herein. When in doubt as to whether a particular transaction requires preclearance, you should preclear the transaction or seek clarification from the Compliance team before placing a trade.

Accordingly, prior to the execution of any non-exempt personal transaction in a reportable security, an Employee must complete an online preclearance request via the web-based compliance portal.2 Depending on the type of reportable security requested to be pre-cleared by the Employee and the then-current facts and circumstances, following completion of the preclearance request by an Employee, the Employee will be promptly notified (via the web-based portal) that the personal transaction has been either:

i.	Approved, in which case the Employee may then execute such transaction in his or her brokerage account(s); or

ii.

Labeled as “Submitted”, in which case the Employee must defer execution of the personal trade until the Compliance team has completed an independent review of the appropriateness of such transaction. By way of example, a preclearance request may be labeled as “Submitted” if the Firm has placed an issuer in which the Employee wishes to trade on its “Coverage List”. Following review by the Compliance team (e.g., to determine whether or not the Firm has placed such issuer in a “Blackout Period”), the transaction then will be either Approved (in which case the Employee may then proceed with execution) or Denied (with rationale provided, in which case the Employee may not proceed with execution).

If a precleared transaction is not executed by the end of the second business day following the date on which preclearance is approved, the preclearance will expire and the Employee must enter the request again into the web-based portal. For the avoidance of doubt, if the effectiveness of an approval lapses for any reason, an Employee must submit a new request and receive another approval before such Employee may purchase or sell the reportable security. Post-trade approval is not permitted under the Code of Ethics.

The “gifting” of reportable securities (e.g., as a charitable donation) held by an Employee or in which an Employee has a beneficial interest shall be considered a personal securities transaction of the Employee and accordingly shall be subject to the preclearance requirement as described above.

Preclearance Exemptions for Certain Transaction Types

You are not required to preclear any of the following types of transactions (even if the Security itself constitutes a reportable security and typically would not be exempt from preclearance):

•

Purchases and sales of securities that are non-volitional, including (i) purchases or sales upon the exercise of a put or call option where the purchase or sale is effected based on the terms of the option and without action by the access person or his or her agent (with it being noted that the initial writing of the option itself must be precleared); and (ii) automatic dividend reinvestments, acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities (e.g., corporate action events).

•	Exchange-traded funds (ETFs) and Exchange-traded Notes (ETNs).

•	Publicly-traded closed-end funds.

[2]

In certain extenuating instances as further described herein, the Firm may permit an Employee to submit a manual preclearance request to the Chief Compliance Officer (or his designee) for review; such circumstances are addressed by the Chief Compliance Officer on a case-by-case basis.

•	Sales as a result of a tender offer made available generally to all shareholders of the issuer.

•	State or municipal bonds.

•	Listed index options and futures.

•	Investments in currencies (including options/swaps thereon).

•	Interests in qualified state college tuition programs (“529 Plans”).

•

Transactions effected pursuant to an automatic investment plan or transactions of reportable securities in accounts over which the access person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis (each, an “Exempt Account”). Any access person seeking to exempt an account managed by a third party from this requirement must submit a request in writing to the CCO (or his designee), who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser. Further, the CCO may provide the access person with the exact wording and a clear definition of “no direct or indirect influence or control” that the Firm consistently applies to all access persons. Access persons who claim they have no direct or indirect influence or control over an account are also required to certify to this effect to the Firm on at least an annual basis.

•

Under certain circumstances involving instances in which an immediate family member receives or is offered an opportunity to acquire an equity interest in such person’s employer (or an affiliate) as the result of a bona fide employment relationship (e.g., via an employee stock purchase program). The following principles apply in such circumstances: (i) transactions that are initiated by the employer of the immediate family member (for example, as part of the immediate family member’s compensation from his/her employer) are exempt from the preclearance requirement; and (ii) transactions that are initiated by the immediate family member are subject to the preclearance requirement.

Excessive or “Day” Trading Prohibited

Employees should be aware that the preclearance process, among other things, imposes burdens on the compliance and, in certain cases, investment staff of the Firm. Moreover, Employees are strongly discouraged from excessive or “day” trading in their personal accounts, as they should be devoting substantially all of their time during the workday to performing their job responsibilities on behalf of the Firm. While the Firm has not established a maximum number of trades per month in reportable securities that an Employee is required to preclear, the purchase and sale, or sale and purchase, of such a security (or its equivalent) within 60 calendar days is generally regarded as short-term trading and is not permitted. Furthermore, if the Chief Compliance Officer nonetheless determines that an Employee is making an excessive number of preclearance requests through the web-based compliance portal, he reserves the right to impose such a limitation on personal trading if it is believed to be in the best interest of the Firm and/or its clients. Under no circumstances will the Firm be responsible for any losses suffered by an Employee in their personal accounts as a result of a denial of consent to trade in reliance on this provision. Each Employee should evaluate this risk before engaging in personal transactions in reportable securities that require preclearance.

Blackout Period Restrictions

Employees may not purchase or sell a reportable security when the proposed transaction would conflict with trading activity under consideration for a client (e.g., a pending “buy” or “sell” order in such security). The beginning of such a Blackout Period with respect to any reportable security will be determined by the applicable portfolio manager(s) and will generally coincide with the onset of a “quiet period” for purposes of any related client communication. The ending of such a Blackout Period with respect to any reportable security will occur on the second trading day following the determination by the applicable portfolio manager(s) that all relevant trading activity on behalf of the Firm’s clients has concluded, which will also generally coincide with the conclusion of the applicable “quiet period”. A Blackout Period with respect to any reportable security will be programmed into the web-based compliance portal (and, accordingly, any requested trade preclearance with respect to the reportable security of an issuer in a Blackout Period will be denied by the Compliance team).

Front Running Prohibited

Employees are prohibited from inappropriately using proprietary or confidential information obtained while associated with the Firm for their personal benefit. For example, no Employee shall engage in a personal securities transaction based on advance knowledge that the Firm is executing or will be executing a purchase or sale of the security on behalf of a client. This prohibition will not affect the execution of transactions for the account of a client in which one or more Employees has an economic interest (such as, for example, where an Employee owns shares of an investment fund managed by the Firm), which may be executed by the Firm in accordance with the Firm’s trading practices.

Transactions in Securities on Restricted List and Special Situations List Prohibited

From time to time, employees may come into possession of non-public information about a particular company. The Compliance team may include such companies on the “Restricted List” or (with respect to private issuers with no publicly-traded securities) the “Special Situations List”, and impose restrictions on transactions involving securities of those companies in client accounts as well as in the personal accounts of Employees. Employees are prohibited from knowingly engaging in any transactions for their personal accounts or for the accounts of others, including clients, that would be inconsistent with these restrictions.

Employees should be aware that the Firm may place an issuer on the Restricted List or the Special Situations List at any time without prior notice. Employees who purchase reportable securities of issuers that are later placed on the Restricted List or the Special Situations List, may, unless otherwise permitted by the Chief Compliance Officer (or his designee), be frozen in, or prohibited from trading, such holdings until such time as the issuer has been removed from the Restricted List or the Special Situations List, as applicable. The placement and removal of an issuer from the Restricted List or the Special Situations List will be determined by the Firm in its sole discretion. Under no circumstances will the Firm be responsible for any losses suffered by an Employee in their personal account(s) as a result of either placement of an issuer on the Restricted List or the Special Situations List, as applicable, or the denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in reportable securities.

Approval required for Purchase or Sale of Fixed Income Securities of High Yield Issuers

Employees may not purchase or sell, directly or indirectly, for his/her own account or any account in which such Employee has a Beneficial Interest, any fixed income securities that are rated Ba1 (by Moody’s) or BB+ (by S&P) or below (or securities trading at yields comparable to the high yield market and high yield issuers) without the prior approval of the Chief Compliance Officer (or his designee).

Certain clients of the Firm pursue high yield fixed income strategies. Issuers of such high yield securities are typically more susceptible to a restructuring of their balance sheet, either through bankruptcy, prepackaged bankruptcy, or an out-of-court reorganization. The Firm may determine to purchase, on behalf of its clients, a significant enough position in the securities to enable the Firm to substantially influence or lead such a restructuring process. The purchase or sale of such fixed income securities of such issuers by Employees may potentially conflict with various investment objectives of clients pursuing such a high yield fixed income strategy.

Accordingly, in order to avoid a conflict of interest or the appearance of a conflict of interest, the Firm intends to deny preclearance for any personal trade of high yield fixed income securities. Such preclearance may be denied irrespective of whether or not the Firm has placed at such time a pending “buy” or “sell” order in the same security and irrespective of whether or not any client holds such security in its portfolio at such time. As a result, Employees should have no expectation of purchasing high yield fixed income securities in their personal brokerage accounts.

Approval Required for Participation in Initial Public Offerings, Private Placements and other Limited Offerings

The Chief Compliance Officer (or his designee) must pre-approve in writing any investment by an access person in an initial public offering (“IPO”), private placement or other limited offering.

In determining whether to give approval with respect to such a transaction, the Chief Compliance Officer will consider, as applicable, whether it is possible (and appropriate) to reserve that investment opportunity for one or more clients, as well as any regulatory concerns related to FINRA’s “new issue” rules, including whether the opportunity to invest in the transaction has been offered as a favor or a gift to the Employee (e.g., as a quid pro quo) or as compensation for services rendered. Notwithstanding the foregoing, employees may invest in private funds sponsored by Polen Capital or Polen Credit through the regular subscription process and need not seek separate prior approval from the CCO.

Duty to Disclose

Employees who have a beneficial interest in a particular security or who have decided to execute a personal transaction of a material nature in such a security for any account in which such Employee has a beneficial interest must disclose this information in the course of any communication regarding the security or the issuer with the applicable portfolio manager(s) or other senior investment personnel involved in evaluating such an investment opportunity on behalf of the Firm’s clients. This protocol will facilitate a high degree of transparency as well as minimize the risk that the Firm fails to identify a conflict of interest that may create the appearance of impropriety when providing investment advice for its clients.

Cryptocurrency

~~Any access person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets. The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a reportable security for purposes of this policy.~~

The status of crypto currencies, digital coins or tokens, and related products is still being analyzed by the SEC and other interested parties. Certain types of transactions involving crypto currencies are likely to be reportable under the Code of Ethics (e.g., purchasing interests in an investment trust that mines crypto currencies) and require preclearance, while other transactions are permitted without otherwise requiring preclearance. In the case of uncertainty, Employees should preclear transactions involving crypto currencies that may constitute a “reportable security” hereunder in order to ensure that they are not inadvertently failing to report a securities transaction under the Code of Ethics (or otherwise consult with the Chief Compliance Officer prior to executing such transaction).

Reporting Obligation

Electronic Data Transmission to Compliance Vendor

With the exception of Exempt Accounts, Employees are required to report to the Firm all accounts in which reportable securities can be purchased or sold and in which an Employee has a beneficial interest. It is imperative that each Employee report such accounts so that the Firm can instruct the broker for such accounts to establish a direct electronic data feed directly with the Compliance Vendor.3 Such electronic feed will provide the Compliance Vendor with a record of each personal securities transaction by Employees, thereby enabling the Compliance team to verify compliance with the preclearance procedure with respect to personal trading set forth herein.

Employees should use their reasonable efforts to maintain their personal brokerage accounts with brokers that provide an electronic data feed to the Compliance Vendor. If an Employee maintains an account at a brokerage firm that does not provide transaction and holdings information to the Compliance Vendor electronically or is otherwise not on an approved list of brokers maintained by the Compliance team, the Firm, in its sole discretion, may require the Employee to close such brokerage account, and transfer (or otherwise liquidate) any reportable securities held therein to an account established at one of the approved brokers as designated by the Chief Compliance Officer. In extenuating circumstances where the Firm permits an Employee to maintain a brokerage account at a broker (or other third party) that is unable to establish an electronic data feed directly with the Compliance Vendor, the Chief Compliance Officer may require such Employee to attach duplicate brokerage confirmations or monthly statements within the web-based compliance portal provided by the Compliance Vendor so that the Firm can confirm compliance with the provisions of this Code of Ethics. In such instances, the Chief Compliance Officer will also establish with such Employee a manual procedure with respect to the preclearance of any trades of reportable securities within such account.

In order to enable the Firm to verify that an electronic data feed to the Compliance Vendor (or other manual reporting process) is established for all employee brokerage accounts, each Employee, upon commencement of employment with the Firm, is required to report all such accounts to the Chief Compliance Officer. Furthermore, within 15 days of the date on which an account is added or deleted, each Employee is required to update the Chief Compliance Officer with such information. Employees are not otherwise permitted to execute personal transactions in reportable securities in newly-established brokerage accounts until the electronic data feed to the Compliance Vendor has been established (or the Chief Compliance Officer has otherwise approved of a manual trade preclearance process on an interim or permanent basis).

Finally, each Employee will be required to certify annually, via the web-based compliance portal no later than January 30th of each year, that the list of brokerage accounts that has been previously reported to the Firm remains complete and accurate.

[3]

Notwithstanding the foregoing, the Firm requests that Employees also establish, to the extent possible, electronic data feeds with respect to any Exempt Accounts to better enable the Compliance team to conduct periodic compliance reviews with respect to the holdings within such accounts.

Report of Personal Holdings Upon Commencement of Employment and Annually Thereafter

A complete report of each access person’s reportable securities holdings ~~(Initial and Annual Holding Report)~~ is required at the time the person becomes an access person (no later than 10 days after the person becomes an access person) and ~~at least once a year thereafter. The holdings reports~~again no later than January 30th of each year. Such report should be entered into the web-based compliance portal. The holdings report must be current as of a date not more than 45 days prior to the individual becoming an access person (with respect to the initial report) or the date the report is submitted (with respect to the annual report). Each holdings report must contain, at a minimum:

1.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares~~,~~ and/or principal amount of each reportable security in which the access person has any direct or indirect pecuniary interest;

2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access ~~person’s~~person’s direct or indirect benefit; and

3.	The date the access person submits the report.

~~In addition,~~For the avoidance of doubt, Employees should reflect in such reports any personal ~~accounts opened~~holdings in mutual funds or UCITS funds advised by ~~access persons are required to be reported no later than 30 days after the close of the calendar quarter during which they were opened. Further, quarterly~~Polen Capital, Polen Credit or Polen UK.

Quarterly Transaction Report

Quarterly reports are required of all personal ~~securities~~ transactions of reportable securities by access persons, which are due no later than 30 days after the close of the calendar quarter. Each transaction report, which shall be submitted via the web-based compliance portal, must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the access person submits the report.

~~In lieu~~For the avoidance of ~~an access person providing the above~~ doubt, Employees should reflect in such reports any personal transactions in mutual funds or UCITS funds advised by Polen Capital, Polen Credit or Polen UK.

Exemptions for Certain Securities and Securities Held in Certain Accounts

Notwithstanding the reporting provisions set forth above, Employees need not provide initial or annual holdings reports ~~and~~or quarterly transaction reports~~, the~~ regarding the following types of securities:

1.	Holdings of Exempt Securities.

2.	Holdings within an Exempt Account.

3.

Limited partnership (or other similar) interests in Firm-sponsored private investment vehicles acquired by an Employee. Given that the Firm and/or an administrator engaged by the Firm separately maintains investor lists and transaction records for such investments, such transactions do not need to be separately reported via the web-based compliance portal.

4.	Holdings within the Firm-sponsored 401(k) plan (to the extent that such holdings would have otherwise been reported as reportable securities).

Requirement to Preserve Confidentiality

Each Employee shall keep confidential during the term of his or her employment or association with the Firm any information concerning the Firm or its clients that is not generally known to the public, including, but not limited to, the following:

•

the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by the Firm;

•	the identity of and all information concerning clients;

•	information prohibited from disclosure by a client’s policy on release of portfolio holdings or similar policy; and

•	all other information that is determined by the Firm or a client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Employee.

No Employee shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other Employees of the Firm and third parties to whom disclosure is made pursuant to the performance of his or her duties as an Employee of the Firm; as otherwise may be required by law; or when reporting a possible violation of federal law or regulation to any governmental agency or making any disclosures that are otherwise protected under the whistleblower provisions of applicable federal law or regulation. This obligation of confidentiality is in addition to any other Firm policies relating to confidentiality and confidentiality agreements with the Firm to which an Employee is a party.

Outside Business Activities

Each Employee is expected to devote his or her full time and ability to the Firm’s interests during regular working hours and such additional time as may be properly required in order to perform his or her job responsibilities. Accordingly, the Firm discourages employees from holding outside employment, including any consulting arrangements, as such engagements may detract from an employee’s ability to devote the necessary time and attention to his/her work responsibilities at the Firm.

Specifically, an Employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the Firm’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by the Firm; or (d) reflects directly or indirectly adversely on the Firm. For the avoidance of doubt, this policy also strictly prohibits outside employment in the securities brokerage industry. Furthermore, Employees must abstain from negotiating, approving or voting on any transaction between the Firm and any outside organization with which they are affiliated, whether as a representative of the Firm or the outside organization, except in connection with their providing services to the Firm in the ordinary course of business and on a fully disclosed basis with the approval of the Chief Compliance Officer.

Employees will be required to certify their compliance with this policy on an annual basis through the web-based compliance portal.

Services as a Board Director, Board Member, Manager, Managing Member or Trustee

Service as a member on a board of directors or trustees, a manager or a managing member or in a similar capacity exercising control of any business organization (including an advisory board) poses several forms of potential conflicts for employees. These include potentially conflicting fiduciary duties owed to the company and to the Firm’s clients, the possible receipt of material, non-public information, and conflicting demands imposed on the time of the Employee. Accordingly, no Employee may serve in such capacity without the prior approval from the Chief Compliance Officer. Approval will generally not be granted unless it is determined that such services would be in, or would not otherwise conflict with, the best interests of the Firm’s clients.

If an Employee is serving as a board member, officer, manager, managing member or in a similar control capacity of any organization, the employee should be mindful of his or her responsibilities under the Code of Ethics and his or her agreements with the Firm, and should seek to avoid any appearance of impropriety. In particular, such Employees are reminded of their obligations not to misuse confidential information belonging to the Firm or any client.

From time to time, an Employee may receive approval to serve on the board of directors of a portfolio company in the course of such employee’s employment activities with the Firm. Such an employee may not retain any compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on the boards of directors of such issuers, and in such instances, it is the Employee’s responsibility to inform the Chief Compliance Officer (or his designee) of his or her receipt of any such compensation and the terms thereof so that the Chief Compliance Officer may assess how the situation should be handled in a manner consistent with the Firm’s disclosures (and fiduciary obligations) to its clients. In addition, such employee will be subject to additional procedures designed by the Firm to mitigate any actual or potential conflict of interest with the Firm’s clients.

Review and Enforcement

The Chief Compliance Officer shall review all reported personal securities transactions to determine whether a violation of this Code of Ethics may have occurred. This includes reviewing for reports or trades reported late, incomplete quarterly/annual reports, and trades conducted in violation of the Code of Ethics, such as preclearance. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

Review of personal securities holding and transaction reports will also include comparison of such personal trading to any Firm-maintained restricted lists (e.g., Restricted List or Coverage List); assessment as to whether the access person is trading for his or her own account in the same securities such individual is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for himself or herself; and periodically analyzing the access person’s trading for patterns that may indicate abuse, including market timing.

Compliance with the Code of Ethics is a basic condition of employment. All disciplinary responses to violations of the Code of Ethics shall be administered by the Chief Compliance Officer, in consultation with other senior personnel of the Firm, as appropriate. Such disciplinary response may entail warnings (orally or in writing), additional training sessions regarding the policies and procedures violated, suspension of personal trading privileges, a reversal of any improper transaction, fines, diminution or loss of bonus, demotion, suspension or dismissal. In all cases, such disciplinary response shall be based on the applicable facts and circumstances, which may include, but are not limited to, the following: (i) the nature of the violation; (ii) whether the failure to obtain preclearance was inadvertent; (iii) whether the Employee had a reasonable basis for believing that preclearance was not necessary with respect to the particular transaction in question; (iv) whether the Employee made a good faith effort to comply with the preclearance requirement; (v) whether the Employee has violated the requirements of the Code of Ethics in the past; (vi) the size of the transaction; (vii) the timing of the transaction, and whether clients were buying, selling, or considering the purchase or sale of such Securities at the time of the Employee’s transaction; (viii) whether the Employee’s transaction was executed prior to or after transactions by clients; (ix) whether the Employee’s transaction was in the same direction as that of clients (e.g., buying when clients were buying), or whether it was in the opposite direction (e.g., selling when clients were buying); (x) the length of time between the Employee’s trade and any trade on behalf of a client; (xi) whether there has been unusual market activity in the Security; and (xii) the type of Security and transaction (e.g., fixed income compared with equity securities). In addition, Employees who fail to obtain appropriate preclearance for a personal transaction in Securities may be required to cancel such trade at their own cost and expense.

Violations under the Code of Ethics also may be subject to client reporting obligations. In addition, the Firm may report conduct believed to violate the law or regulations applicable to the Firm or its access persons to the appropriate regulatory authorities.

Records

The Firm shall maintain records in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC or other supervisory authority.

1.	A copy of this Code of Ethics and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

2.

A record of any violation of this Code of Ethics and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3.	A copy of each supervised person’s written acknowledgment of receipt of this Code of Ethics for a period of five (5) years;

4.

A copy of each report made by an access person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first (2) two years in an easily accessible place;

5.	A record of any decision within the past five (5) years approving an access person’s acquisition of securities in IPOs and limited offerings; and

6.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place.

In addition, the Firm shall maintain a record of the names of persons who are currently, or within the past five years were, access persons of the Firm.

Code of Ethics Training; Acknowledgments

The Firm will provide to each Employee a copy of this Code of Ethics and any amendments. On an annual basis, each Employee must certify that such individual has read, understands, and has complied with the Code. In addition, each time the Code of Ethics is amended, each Employee must certify that such individual has read and understands the Code of Ethics (as amended). The Chief Compliance Officer (or his designee) is responsible for verifying that all Employees acknowledge the Code of Ethics in this manner.

The Chief Compliance Officer is also responsible for providing Employees adequate training on the principles and procedures of this Code of Ethics, such as periodic orientation or training sessions with new and existing staff to remind them of their obligations under the Code.

Hardship Exemption

~~access person may provide the Firm with electronic access (a “feed”) to the same information.~~

~~Transactions effected pursuant to an automatic investment plan would not have to be reported. Access persons are also exempt from reporting securities held in accounts over which the access person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis. Any access person seeking to exempt an account managed by a third party from reporting must submit a request to the CCO in writing who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide the access person with the exact wording and a clear definition of “no direct or indirect influence or control” that the Company consistently applies to all access persons. Access persons who claim they have no direct or indirect influence or control over an account are also required to certify to this effect on at least an annual basis.~~

~~A quarterly transaction report is not required if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The Chief Compliance Officer is responsible for assessing that such duplicate records are being received.~~

~~Additional Restrictions and Requirements~~

~~1.~~	~~No access person may accept a position as a director, trustee or general partner of a publicly traded company unless such position has been presented to and approved by the Firm.~~

~~2.~~	~~The Chief Compliance Officer will maintain a current listing of all access persons.~~

~~3.~~	~~The Chief Compliance Officer will review this Code of Ethics at least annually to determine the adequacy of these policies and related procedures.~~

~~Political Contributions Policy~~

~~While Contributions to Political Officials are made for a number of legitimate reasons, there is also an opportunity for abuse in certain situations, including where there are opportunities for conflicts of interest involving the Company, and certain Contributions may adversely affect the Company’s ability to have certain plan clients, particularly state and local pension plan clients. In order to protect against such potential abuses, comply with our fiduciary duties, seek to avoid even the appearance of impropriety, allow the Company to have certain plan clients and enable the Company to monitor compliance with applicable laws, the Company does not currently permit political Contributions, including in-kind contributions. Further, Employees are currently not permitted to coordinate or solicit political Contributions.~~

Employees who experience unanticipated difficulties that necessitate the need to liquidate a securities holding or any other act that contradicts the above mentioned policies must seek prior written approval of the CCO (or a designee) before executing any transaction that would violate the above mentioned policies. Exemptions, which will be documented in writing, will be decided on a case-by-case basis and the Firm provides no assurance that an exemption will be granted.

Compliance Reporting

On an annual basis in connection with the requirements of Rule 17j-1 promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, the Chief Compliance Officer shall provide to the board of trustees or directors of each client that is registered as an investment company under the Investment Company Act of 1940, as amended, a written report that (a) describes any issues arising under the Code of Ethics, including any material violations of the Code of Ethics, as well as any procedures and/or sanctions imposed in response to such material violations, and (b) certifies that Polen Capital or Polen Credit (as applicable) has adopted procedures reasonably necessary to prevent its Employees from violating the Code of Ethics.

Gifts and Business Entertainment Policy

The ~~Company~~Firm, its supervised persons and members of supervised persons’ families should not accept gifts, gratuities or other items of value from or give gifts, gratuities or other items of value to an individual or organization with whom the ~~Company~~Firm has a current or potential business relationship directly related to its advisory business (“Business Relationship”), which might in any way create a conflict of interest or appearance of impropriety, or which would be likely to influence decisions made by the supervised person in business transactions involving the ~~Company~~Firm. The prohibition does not apply to occasional dinners, sporting, concert or customary entertainment events and other activities, which are part of a business relationship, provided that they fall in line with the guidelines identified below. Further, personal contacts may lead to gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or otherwise influence a supervised person’s decisions.

Supervised persons should use good judgment to avoid any gifts, gratuities or other items of value that place the ~~Company~~Firm in a difficult, embarrassing or conflict situation with its advisory clients. Supervised persons should discuss any questions they may have regarding gifts, gratuities or other items of value with the ~~CCO~~Compliance team prior to accepting such item. Only the Chief Compliance Officer (or an authorized designee) is authorized to grant waivers of this policy.

The following outlines the ~~Company’s~~Firm’s policy on giving and receiving gifts and entertainment and is applicable to all officers, ~~directors/~~members and supervised persons of the ~~Company~~Firm. As a general rule, the ~~Company~~Firm aggregates all gifts and entertainment given or received on a calendar year basis.

Gift Giving

Overall Principles: It is acceptable for Employees to give gifts or favors of nominal value to individuals or organizations with whom the Firm has established a Business Relationship to the extent that they are appropriate and suitable under the circumstances and meet the standards of ethical business conduct. Likewise, Employees should not offer or provide gifts or favors that may be viewed as overly generous or excessive; aimed at influencing a decision-making individual; or otherwise intended to have the effect of a recipient feeling obligated to provide business or other forms of compensation in return. As an example, providing meals and other forms of entertainment customary within the financial services industry (e.g., one-on-one golf outings or sporting events) to individuals or organizations with whom the firm has a Business Relationship that is reasonable and appropriate in light of the circumstances is permitted.

In general, gift giving is limited to $100~~.00~~: Neither you nor members of your immediate family may give any gift, series of gifts or other thing of value~~,~~ (“Gifts”) in excess of $100 per year to any client or any one person or entity that does or seeks to do business with or on behalf of the ~~Company~~Firm. Furthermore, as a general guideline, if the Gift would not be permitted to be received by an Employee pursuant to this Code of Ethics, then the Employee should not provide such Gift to a third party. In any event, the provision of any Gift that exceeds the $100 threshold set forth above or that otherwise may not be reasonable in light of the facts and circumstances should be first precleared with the Chief Compliance Officer (or his designee) via the web-based compliance portal.

ERISA-regulated and governmental organizations: Notwithstanding the principles and provisions set forth above, Employees should be aware that many organizations, including certain ERISA-regulated entities (including Taft-Hartley plans) as well as governmental entities and agencies that may also be clients of the Firm, have their own rules prohibiting or limiting the type and amount of Gifts as well as entertainment that their employees can receive (including, for these purposes, reimbursements in connection with attendance at educational and training seminars and similar events).4 Although the principles set forth above apply in these circumstances as well, if an Employee is uncertain with respect to the rules applicable to a particular organization with whom the Firm has a Business Relationship, the Employee should first consult with the Chief Compliance Officer (or his designee) prior to giving a Gift or entertainment to an employee or other representative of such organization.

Prohibitions: ~~(i)~~ You are prohibited from (i) giving cash, making loans and providing personal services or special discounts on behalf of the ~~Company~~Firm, even if these fall within the above dollar limits; and (ii) ~~you are prohibited from~~ giving a ~~gift~~Gift if the ~~gift~~Gift could be seen by others as engaging in bribery or a consideration for a business favor.

Charitable Contributions: You are required to receive advance approval from Compliance before making a charitable contribution on behalf of a client or financial intermediary. Approval is granted only when it is clear that the contribution is being made by the ~~Company.~~Firm. You are required to notify the CCO (or his designee) about any actual or

~~You are required~~

[4]

Technically, there is no de minimis exception to ~~notify~~ the ~~CCO about~~restrictions on a fiduciary’s receipt of consideration from a person dealing with an ERISA-regulated entity. However, the DOL has provided guidance that gifts and entertainment provided to a fiduciary from one individual or entity that have an annual value of less than $250 (and that do not violate any ~~actual or~~ plan policy or provision) are considered “insubstantial” and are generally not treated as violations. In addition, ERISA-regulated entities are subject to strict rules with respect to the reimbursement of expenses incurred in attending educational and/or training seminars. apparent conflict of interest in connection with any charitable contribution, or ~~about~~with respect to any contribution that could give an appearance of impropriety.

Gift Receiving

In general, receipt of gifts is limited to $100~~.00~~: Neither you nor members of your immediate family may receive any Gift(s) the value of which is estimated to exceed $100~~.00~~ per year from any single Business Relationship. You may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $100 per year, you must immediately notify the Compliance team.

Prohibitions: (i) You are prohibited from receiving cash, loans or personal services or special discounts unless such personal services or special discounts is pre-approved by Compliance; and (ii) the solicitation of Gifts is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you).

Travel Expenses: In general, the ~~Company~~Firm must pay for all travel and lodging expenses. For example, when ~~the Company’s~~a supervised person is invited to tour a company’s facilities or meet with representatives of a company, ~~we~~the Firm, and not the portfolio company, must pay for your travel and lodging expenses. A Business Relationship may pay for travel amenities that are not readily ascertainable or are considered insubstantial (i.e., a shared cab fare). Any exceptions must be approved by the Chief Compliance Officer (or his authorized designee).

Conferences and Industry Events: The ~~Company’s~~Firm supervised persons may be requested to speak at industry conferences and events. In some situations, the speech or appearance involves travel, lodging, entertainment or other customary speaker amenities (Business Accommodations). If the Business Relationship offers to pay for all or a portion of the Business Accommodations and the amount exceeds the limits set forth in the Gift and Entertainment Policy, you are required to have the payment pre-approved by Compliance.

Business Entertainment

In general, entertainment is not considered a Gift so long as such entertainment is business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. (Entertainment includes items such as a ticket to a sporting event or the theater, greens fees, an invitation to a reception or cocktail party or other comparable entertainment~~.) Entertainment~~). For the avoidance of doubt, entertainment that you receive requires the offerer’s attendance, and entertainment that you offer requires your attendance, and in either case is subject to:

1.

~~Max~~Maximum of $300 value per supervised person, and, if applicable, ~~max~~maximum of $600 value for the supervised person and the supervised person’s guest per single outing. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (e.g., airfare/hotels/cars), sporting events, limo rides, etc.

2.	Aggregate value per year of all such benefits may not exceed $1,200 per Business Relationship.

Like the requirement set forth above with respect to the giving and receiving of Gifts, any entertainment that exceeds the threshold set forth above or that otherwise may not be reasonable in light of the facts and circumstances should first be precleared with the Chief Compliance Officer (or his designee) via the web-based compliance portal.

Gifts and Business Entertainment Reporting

~~You are required to report gifts/entertainment in excess of $50 from any one Business Relationship. You are required to certify, at least annually, that any gifts and/or entertainment received from any one Business Relationship were in accordance with the policy.~~

~~ERISA Plans~~

~~The Employee Retirement Income Security Act of 1974 (“ERISA”) prohibits a “fiduciary” from receiving any consideration from a person dealing with an ERISA plan in connection with a transaction involving the assets of the plan. For purposes of this policy, all such plans are referred to as “ERISA clients.”~~

~~The Company may act as a fiduciary with respect to ERISA clients because, among other things, we provide investment management and investment advisory services to those clients.~~ For reporting purposes, in general any Gift or entertainment in excess of $50 in value from or given to a single Business Relationship must be reported. However, Gifts or entertainment falling below this threshold may also be deemed inappropriate by the Chief Compliance Officer (or his designee) based on facts and circumstances. Accordingly, Employees are encouraged to report in advance all Gifts or entertainment received from or given to various Business Relationships, irrespective of value or any perceived conflict of interest (with the exception of normal and customary business meals, which are excluded from this reporting requirement). For the avoidance of doubt, each Employee should immediately report, via the web-based compliance portal, any offer of any Gift or entertainment that may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest.

In addition, ~~individual supervised persons of the Company who perform these functions are also considered fiduciaries for purposes of ERISA.~~

~~Technically, there is no de minimis exception to the restrictions on a fiduciary’s receipt of consideration from a person dealing with a plan. However, the DOL has provided guidance that gifts and entertainment provided to a fiduciary from one individual or entity that have an annual value of less than $250 (and that do not violate any plan policy or provision) are considered “insubstantial” and are generally not treated as violations.~~

~~In addition, the DOL guidance indicates that, in certain circumstances, a fiduciary may receive reimbursement from a party dealing with a plan for attendance at educational and training seminars and similar events. A fiduciary may also attend similar events sponsored by a party dealing with a plan, for example, a seminar about a new investment product or strategy sponsored by an investment manager or broker. In order for such payments to be permissible, a responsible plan fiduciary must determine that the reimbursed expenses (or costs of the sponsored event) would be appropriate for the plan itself to pay and the fiduciary’s determination should be in writing.~~

~~Based on~~all Employees must submit, via the ~~statutory restrictions described above, the Company has adopted the following policies and procedures.~~

~~General ERISA Policy~~

~~Each of the Company’s supervised persons and members of their immediate family are prohibited from giving or accepting gifts or entertainment in connection with Company ERISA clients, except as described below.~~

~~1.~~

~~The Company’s supervised person may accept gifts, meals and entertainment of nominal value in the ordinary course of Company business, provided that the aggregate value of the~~ web-based compliance portal, a quarterly gifts and entertainment ~~received by a supervised person is less than $100 annually. Gifts of nominal value include small items with logos such as pens, hats, candy, etc. The Company’s supervised persons (or members of their family) who receive a gift or gifts in excess of this limitation should return them to the giver with an explanation of Company policy. A supervised person may not solicit any gifts or entertainment from any person associated with a company that is in the business of providing services of the kind that may be used by Advisor in discharging its duties to ERISA clients.~~

~~2. A supervised person may provide~~report, certifying all Gifts and entertainment received for the previous calendar quarter and that are required to be reported under the Code of Ethics. The Compliance team will maintain a comprehensive record of all reported gifts and entertainment ~~of nominal value to representatives of a ERISA client in the ordinary course of business, provided that the aggregate value of the gifts and entertainment provided to any one individual must be less than $100 annually. With respect to Taft-Hartley clients, special additional rules apply. Please contact Compliance before providing any gifts or entertainment to union clients or prospects.~~(including any planned business-related entertainment).

~~3.~~

~~In limited circumstances, a supervised person may attend seminars and similar educational events that are sponsored~~The misrepresentation by ~~fiduciaries such as brokers, investment managers and custodians. A supervised person wishing to attend such~~ an ~~event must contact Compliance before accepting the invitation.~~

~~4.~~

~~In limited circumstances, the Company may reimburse representatives~~Employee of ~~ERISA clients for the costs of attending educational seminars and similar events. A supervised person wishing to offer such reimbursement to a representative of a ERISA client should contact Compliance before offering such reimbursement.~~

~~5.~~	~~Regardless of the amount involved, no supervised person may accept or offer cash or~~ any ~~cash equivalent (e.g., cash, check or electronic fund transfer) in connection with any ERISA client.~~

~~6.~~	~~If a supervised person has any question or concern related to an anticipated~~ gift~~, or about this policy, the supervised person should contact Compliance.~~

~~ERISA Procedures~~

~~The receipt or provision of any gifts,~~ or entertainment ~~or educational seminars must be documented. In accordance with law and regulatory disclosure requirements, the Company may be asked to provide such information to its ERISA clients to enable those plans to fulfill obligations under ERISA. The following procedures will assist in both compliance with the DOL guidance and maintaining proper written records.~~

~~1.~~

~~Gifts. Supervised persons must inform Compliance of any gifts equal to or in excess of $50 given to, offered by or received in connection with their employment at Advisor. Compliance will maintain a log of all such gifts.~~

~~2.~~

~~Entertainment/Meals. Supervised persons must obtain written permission from Compliance before accepting~~ , or the failure to pre-clear or report the receipt of any Gift or the participation in entertainment, ~~including meals (other than modest meals and other refreshments served on site at the offices of Advisor, a client or a vendor in connection with a “working meeting”).~~

~~3.~~

~~Seminars and other Presentations. You must demonstrate, in writing, that any educational seminar or other event that you wish to attend (or wish to provide to an ERISA client) (i) had a reasonable relationship to the duties of the person attending and (ii) the expenses for such attendance would be reasonable in light of the benefits afforded a plan by such attendance and would be unlikely to compromise the attendee’s ability to carry out their~~ is a serious breach of the Code of Ethics and grounds for termination. The Firm takes its fiduciary obligations~~. In other words, please explain why you think your (or the ERISA client’s) attendance at the event would enhance your (or the ERISA client’s) ability to serve the ERISA plans. In addition, please describe any ancillary activities connected to the conference, such as meals or cocktail receptions. Supervised persons should not assume that they may never participate in such activities, as in some cases attendance might benefit the ERISA plans in question.~~

~~4.~~	~~You must submit your documentation to Compliance before accepting any invitation to an event. An email is sufficient.~~

~~Review and Enforcement~~

~~The Chief Compliance Officer shall review all reported personal securities transactions to determine whether a violation of this Code of Ethics may have occurred. This includes reviewing for reports or trades reported late, incomplete quarterly/annual reports, and trades conducted in violation of the Code of Ethics, such as pre-clearance. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.~~

~~Review of personal securities holding and transaction reports will also include comparison of such personal trading to any restricted lists; assessment as to whether the access person is trading for his own account in the same securities he is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for himself; periodically analyzing the access person’s trading for patterns that may indicate abuse, including market timing; investigation of any substantial disparities between the quality of performance the access person achieves for his own account and that he achieves for clients; and investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his own account and the percentage that are profitable when he places trades for clients.~~

~~If the Chief Compliance Officer determines that a violation of this Code of Ethics may have occurred, he shall submit a written determination, together with the confidential monthly report and any additional explanatory material provided by the individual to senior management, who will determine the appropriate action in conjunction with counsel. If necessary, the Firm shall impose upon the individual such sanctions as deemed appropriate under the circumstances.~~

~~Records~~

~~The Firm shall maintain records in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC or State.~~

~~1.~~	~~A copy of this Code of Ethics and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;~~

~~2.1.~~

~~A record of any violation of this Code of Ethics and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;~~

~~3.~~	~~A copy of each supervised person’s written acknowledgment of receipt of this Code of Ethics for a period of five (5) years;~~

~~4.1.~~

~~A copy of each report made by an access person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first (2) two years in an easily accessible place;~~

~~5.~~	~~A record of any decision within the past five (5) years approving an access person’s acquisition of securities in IPOs and limited offerings; and~~

~~6.1.~~	~~A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place.~~

~~Code of Ethics Training~~

~~The Firm will provide to each supervised person a copy of this Code of Ethics and any amendments. Each supervised person is required to acknowledge, in writing, his receipt of those copies. In addition, each supervised person must annually recertify that he has re-read, understands and has complied with the code. The Chief Compliance Officer is responsible for verifying that all supervised persons acknowledge receipt. The Chief Compliance Officer is also responsible for providing supervised persons adequate training on the principles and procedures of this Code of Ethics, such as periodic orientation or training sessions with new and existing staff to remind them of their obligations under the code.~~

~~Hardship Exemption~~

with respect to its clients very seriously, and expects that its Employees ~~who experience unanticipated difficulties that necessitate the need to liquidate a securities holding or any other act that contradicts the above mentioned policies, must seek prior written approval of the CCO before executing any transaction that would violate the above mentioned policies. Exemptions will be decided on a case-by-case basis and the Company provides no assurance that an exemption will be granted~~do so as well.